Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Place of Incorporation
Assignment America, LLC	Delaware
Cejka Search, Inc.	Delaware
Credent Verification and Licensing Services, LLC	Delaware
Cross Country Healthcare UK Holdco Limited *	United Kingdom
Cross Country Holdco (Cyprus) Limited	Cyprus
Cross Country Infotech, Pvt. Ltd.	India
Cross Country Education, LLC	Delaware
Cross Country Publishing, LLC	Delaware
Cross Country Staffing, Inc.	Delaware
Intelistaf of Oklahoma, LLC**	Delaware
Jamestown Indemnity, Ltd.	Cayman Islands
Local Staff, LLC	Delaware
MDA Holdings, Inc.	Delaware
Medical Doctor Associates, LLC	Delaware
OWS, LLC	Delaware
Travel Staff, LLC	Delaware

*     Currently being liquidated or dissolved.

**    Majority-owned joint venture.